Amendment No. 1 dated as of March 4, 1996 to ASSET PURCHASE
   AGREEMENT, dated as of January 21, 1996 among HARLEY-DAVIDSON, INC., a Wisconsin corporation (the "Company"), HOLIDAY RAMBLER LLC, an Indiana limited liability company ("HR"), STATE ROAD PROPERTIES L.P., a Delaware limited partnership ("SRP" and together with HR, the "Sellers") and MONACO COACH CORPORATION, a Delaware corporation ("Buyer") (the "Agreement").

                              W I T N E S S E T H:

             WHEREAS, the parties to the Agreement desire to amend the Agreement in accordance with Section 9.9 of the Agreement.

             NOW, THEREFORE, in consideration of the premises and of the mutual covenants of the parties hereto, it is hereby agreed as follows:

             1. Amendment of Section 2.2. Section 2.2 of the Agreement is hereby amended by deleting it in its entirety and substituting in lieu thereof the following:

                  2.2  Purchase Price and Payment.  In
             consideration for the Assets, and subject to the terms and conditions of this Agreement, Buyer shall on the Closing Date (i) assume the Assumed Liabilities as provided in Section 1.5 hereof, (ii) transfer to HR
             (A) $21,088,762 by wire transfer in immediately available funds to an account designated in writing by HR to Buyer at least 2 business days prior to the Closing Date and (b) at Buyer's option either (x) an additional $3.0 million by wire transfer in the same manner as set forth above or (y) 65,217 shares of Buyer's Series A Convertible Preferred Stock, par value $.01 per share (the "Preferred Stock"), having such rights, preferences, privileges and restrictions as are set forth in the Certificate of Designation for such stock attached hereto as Exhibit B (the "Certificate of Designations") and (iii) transfer to SRP $1,261,238 by wire transfer in immediately available funds to an account designated in writing by SRP to Buyer at least 2 business days prior to the Closing Date. The value tendered by Buyer pursuant to this Section 2.2, as adjusted pursuant to the provisions of Section 2.3 below, shall be hereinafter referred to as the "Purchase Price". The Purchase Price and the Assumed Liabilities shall be allocated among the Assets in a manner to be agreed upon by the Sellers and Buyer consistent with Section 1060 of the Code (as defined below). Buyer and the Sellers agree to act in accordance with such allocations in all tax returns, tax reports and tax filings filed on or after the Closing Date, unless otherwise required by law.

             2. Amendment of Section 2.3(d). Section 2.3(d) of the Agreement is hereby amended by deleting it in its entirety and substituting in lieu thereof the following:

                  (d) In the event the Net Book Value as derived from the Adjusted Closing Statement is less than $26.6 million, Buyer shall be paid an amount equal to the difference between (x) $26.6 million and (y) Net Book Value as derived from the Adjusted Closing Statement. Any payment required by this first sentence of Section 2.3(d) shall be made by Sellers to Buyer within 5 business days after the issuance of the Adjusted Closing Statement by wire transfer in immediately available funds to an account designated by Buyer.

             3. Amendment of Section 2.3(e). Section 2.3(e) of the Agreement is hereby amended by deleting it in its entirety and substituting in lieu therefor the following:

                  (e) In the event the Net Book Value as derived from the Adjusted Closing Statement is greater than $26.6 million, Sellers shall be paid an amount equal to the excess of the Net Book Value as derived from the Adjusted Closing Statement over $26.6 million.
             Any payment required to be made by Buyer to Sellers pursuant to this Section 2.3(e) shall be made by Buyer by wire transfer in immediately available funds to an account designated by Sellers.

             4. Amendment of Section 9.3(a)(iii). Section 9.3(a)(iii) of the Agreement is hereby amended by deleting it in its entirety and substituting in lieu thereof the following:

             (iii) any actual Damages incurred or sustained by Buyer as a result of any breach by the Company or the Sellers of the representations and warranties set forth in Section 3.1, provided that (W) the Company and HR shall be required to indemnify Buyer pursuant to this clause (iii) for any such breach or breaches only to the extent that the aggregate actual Damages resulting from such breaches exceeds $300,000, (X) neither the Company nor HR shall be required to indemnify Buyer pursuant to this clause (iii) in an aggregate amount in excess of (1) $5 million for the breaches of any representations or warranties contained in
             Section 3.1 (except for Section 3.1(p)) or (2) $10 million less the amount of any expenditures made by the Company or HR pursuant to the terms of that certain Environmental Matters Agreement dated as of March 4, 1996 among the parties hereto; for the breaches of any representations or warranties contained in Section 3.1(p)), (Y) Buyer agrees to aggregate its claims pursuant to this clause (iii) so that the aggregate amount of the claims is $25,000 or greater, and (Z) any claim for indemnification under this clause (iii) must be made in writing in reasonable detail to the Company and HR by the Buyer not later than April 30, 1997, or such longer period with respect to a breach of a specific representation or warranty that is set forth in
             Schedule 3.3; provided, further, that for the purposes of this Section 9.3(a)(iii), the representations and warranties of the Company and Sellers contained in Section
             3.1 of this Agreement which by their terms contain any qualification or limitation with respect to a Material Adverse Effect, or are otherwise qualified or limited with respect to materiality, shall be read without giving effect to any such qualification or limitation and

             5. Effectiveness. This Amendment No. 1 shall become effective as of the date first above written upon receipt by each party hereto of counterparts of this Amendment No. 1, duly executed by the parties hereto. Upon the effectiveness of this Amendment No. 1, all references in the Agreement to the "Agreement" shall be deemed references to the Agreement and this Amendment No. 1.

             6. Limited Effect. Except as expressly amended, waived, modified or supplemented hereby, all of the covenants and provisions of the Agreement shall continue to be in full force and effect in accordance with their respective terms. The amendments contained herein shall be limited precisely as drafted and narrowly construed and shall not constitute an amendment or waiver of any other provision of the Agreement.

             7. GOVERNING LAW. THIS AMENDMENT NO. 1 SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF INDIANA WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

             8. Counterparts. This Amendment No. 1 may be executed by the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.


             IN WITNESS WHEREOF, the undersigned have caused this Amendment No. 1 to be duly executed and delivered as of the date first above written.

                                      HARLEY-DAVIDSON, INC.


                                      By: __________________________
                                           Title:

                                      HOLIDAY RAMBLER LLC


                                      By: __________________________
                                           Title:

                                      STATE ROAD PROPERTIES L.P.

                                      By: HR LEASING CORP., its
                                           General Partner


                                      By: __________________________
                                           Title:

                                      MONACO COACH CORPORATION


                                      By: __________________________
                                           Title: